Exhibit 99.1

China Properties Developments, Inc. agrees to acquire Yan-ta Shopping Mall developer for $30,000,000

XI'AN, China--(BUSINESS WIRE)--Feb. 21, 2006--China Properties Developments, Inc. (OTCBB:CPDV - News) a leading developer of high-end residential, commercial and office real estate in the city of Xi'an, the capital of Shaanxi Province in the People's Republic of China, announced that the Company recently entered into an agreement to acquire Shaanxi Xinyuan Real Estate Co. Ltd (“Shaanxi”) for $30,000,000 of the Company’s common and preferred stock.

On February 16, 2006, the China Properties Developments, Inc.’s entered into a purchase agreement to acquire not less than 90% of the outstanding common stock of Shaanxi Xinyuan Real Estate Co. Ltd. for 15,000,000 common shares at $1.00 per common share and 15,000,000 Series A Convertible Preferred Stock shares at $1.00 per preferred share which carry an annual dividend of five percent of the stated value, with customary restrictive legends. Once the acquisition is completed China Properties Developments, Inc. will own 90% of Shaanxi. So long as the annual dividend has accrued and not been paid, the Holders of the Series A Convertible Preferred Stock may convert the Series A Preferred Stock into the Issuer’s Common Stock at the rate of one share of Common Stock for each share of Series A Convertible Preferred Stock surrendered to the Corporation plus one share of Common Stock for every $1 of accrued and unpaid dividend. The 15,000,000 common shares will represent 86.6% of the previously outstanding common stock, and assuming conversion of the Series A preferred stock, the shares issued for Shaanxi would represent 173% of the previously outstanding common stock.

About Shaanxi:

Shaanxi Xinyuan Real Estate Co. is the developer of the Yan-Ta Shopping Mall project in Xi’an, China. The Yan-Ta Shopping Mall development comprises a 275 acre urban park and a 1,291,670 square foot, three-story, underground high-end shopping mall. Construction of Phase I of the development commenced 2004 and expected completion and occupancy of Phase I is expected in the last quarter of 2006.

   Shaanxi is duly organized, validly existing and in good standing under the laws of the People’s Republic of China and has the requisite corporate power and authority to carry on its business as now being conducted

   About YAN-TA SHOPPING MALL

Comprising a large urban park, a high-end shopping mall and entertainment facilities, The Yan-Ta Shopping Mall is listed as one of The City of Xi’an’s Key Projects for 2005/06. The park, already under way, will occupy 275 acres, nearly one-third the size of New York’s Central Park. Below ground, a three-story shopping mall will provide 1,291,670 square feet of retail and commercial space plus 2,000 parking spaces.

Designed to complement the unique characteristics of Xi’an’s historic and geographic features, the park will provide space for walking, exercising and large-scale gatherings. The northern part of the park will have an open performance platform; a large fountain will dominate the middle of the expanse; and the southern section will be plant and flower gardens. Fountains and waterfalls with displays operated with advanced technology will be scattered throughout. Well designed lighting will keep the city night alive. This square is expected to be a landmark in Xi’an’s southern area and will be known to as a luxurious place for shopping, work and leisure.

  Development of Phase I of Yan-Ta Shopping Mall commenced in 2004 and occupancy is scheduled to commence in the last quarter of 2006. Development of Phase II is scheduled commenced in 2006 and occupancy is scheduled for completion in 2008. Total investment is expected to be approximately $100 million dollars. The Yan-Ta Shopping Mall project, Phase I currently under construction, was appraised on October 13, 2005 at 304,247,100 Yuan, or $37,763,711.00 USD at current exchange rates.

Ping'an Wu, Chairman, President and CEO of China Properties Developments, Inc. said, "We are proud to announce the agreement to acquire Shaanxi Xinyuan Real Estate Co.  The Yan-Ta Shopping Mall project is a landmark property in Xi’an and we are excited about the opportunity to complete construction of this state of the art facility."

Steven Lou, Director, Sr. VP and CFO of China Properties Developments, Inc., stated, “We plan to leverage our position as a publicly traded company to facilitate the financing required to compete this major development. We expect the acquisition to close during the next quarter."

About The Company

China Properties Developments, Inc. owns 90.28% of its subsidiary, Xi'an Jiahui Real Estate Co. Ltd. formed under the Company Law of the People's Republic of China ("Jiahui"). Jiahui is a sino-foreign joint venture company formed in 1996. China Properties Developments, Inc. develops and manages high-end residential, commercial and office real estate in the city of Xi'an, the capital of Shaanxi Province in the People's Republic of China. One of China's most ancient cities, Xi'an is a thriving cultural, historical and intellectual center, whose population of more than 6 million. The Company has completed development of the Jiahui Office Building, Oufengyuan Office Building, Jixiang Garden Residential Project, and Yangming International Tower. The Company is currently developing the Garden Villa and Bali Village projects. The total assets of the Company are over US$21 million.  The Company recently entered into an agreement to acquire Shaanxi Xinyuan Real Estate Co., developer of the Yan-Ta Shopping Mall, for $30,000,000 in the Company’s common and preferred stock.  For more information go to www.chinapropertiesdevelopments.com

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks defined in this document and in statements filed from time to time with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the companies, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the companies disclaim any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

   Contact:

   China Properties Developments, Inc.

   Steven Lou, 86-29-85257560

   Fax: 86-29-85257829

   steven.lou@chinapropertiesdevelopments.com

   Source: China Properties Developments, Inc.